                                                                   Exhibit 10.80

                       THE NEW YORK MORTGAGE COMPANY, LLC
                  SECOND AMENDED AND RESTATED PROMISSORY NOTE

$11,432,550                                                   February 26, 2004
                                                              New York, New York

     This Second Amended and Restated Promissory Note (the "Note") amends and restates that certain Amended and Restated Promissory Note, dated December 23, 2003, which in turn amended and restated that certain Promissory Note, dated August 31, 2003, payable by The New York Mortgage Company, LLC, a New York limited liability company (the "Company") to Steven B. Schnall in the principal amount of $12,132,550. Steven B. Schnall has agreed to contribute capital to the Company of $700,000 on the date hereof and to extend the maturity date of the Note to April 30, 2004. Accordingly, the Company hereby promises to pay to Steven B. Schnall at 304 East 65th Street, New York, NY 10021, the principal amount of Eleven Million Four Hundred Thirty-Two Thousand Five Hundred Fifty Dollars ($11,432,550) on April 30, 2004 (the "Maturity Date"), and to pay interest on the principal balance hereof at the rate of 3% per annum (calculated on the basis of a 360-day year) on the Maturity Date.

     The Company may prepay the Note in whole or in part at any time without penalty. All prepayments shall be applied first to principal, the balance to accrued interest.

     In the event the Company fails to pay in full the principal and interest due under this Note on the Maturity Date, the whole of said indebtedness, both principal and interest, shall, at the option of the holder of this Note, immediately become due and payable without presentment, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are expressly waived by the Company. The Company agrees that no delay or failure on the part of the holder of this Note in exercising any power, privilege, remedy, option or right hereunder shall operate as a waiver thereof or of any other power, privilege, remedy or right. The Company irrevocably consents to the jurisdiction of the courts of the State of New York and any federal court located in the State of New York in connection with any action or proceeding arising out of or relating to this Note.

     The indebtedness represented by this Note and the payment of principal and interest on this Note shall be expressly subordinated in right of payment to all indebtedness, whether outstanding on the date hereof or hereafter arising or created, for principal, interest, fees or any other obligations due from the Company under its warehouse, repurchase or gestation agreements with Credit Suisse First Boston Mortgage Capital, LLC, HSBC Bank USA, National City Bank of Kentucky and Greenwich Capital Financial Products, Inc.

     This Note has been negotiated and consummated in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles governing conflicts of law.

     IN WITNESS WHEREOF, the Company has caused this Note to be executed and dated the day and year first above written.

                              THE NEW YORK MORTGAGE COMPANY, LLC


                              By:         /s/ Steven Schnall
                                 ----------------------------------------
                                   Name:  Steven Schnall
                                   Title: Member and President


                              By:         /s/ Joseph Fierro
                                 ----------------------------------------
                                   Name:  Joseph Fierro
                                   Title: Member and Chief Operating
                                          Officer